Exhibit 10.4

Ludwig Enterprises, Inc.
1749 Victorian Avenue
Sparks, NV., 89431
786-235-9026

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the Agreement”) effective July 1, 2022 (“Effective Date”), by and between Ludwig Enterprises, Inc. and mRNAforLife, Inc., (the “Company” or “Companies”) and Homeopathic Partners, Inc. (the “Consultant”).

WHEREAS, the Company and Consultant desire to enter into this Agreement in order to set forth the terms of Consultant’s Consulting with the Company during the period beginning on the date hereof and ending as provided herein.

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth herein, and other consideration, the receipt of which is hereby acknowledged, Consultant and the Company hereby agree as follows:

ARTICLE 1

CONSULTING AND DUTIES

1.1 Consulting. The Company agrees to employ Consultant, and Consultant hereby accepts Consulting with the Company, to serve based upon the terms and subject to the conditions set forth in this Agreement. The period during which Consultant is employed by the Company is referred to herein as the “Consulting Period.” The effective date on which the Consultant’s Consulting Period ends for any reason or no reason is referred to herein as the “Termination Date.”

1.2 Term and Expiration. This Agreement shall become effective as of the Effective Date and shall remain in effect for one (1) year (“initial term”). If the Consultant or Company do not provide the other party with thirty (30) days written notice of termination prior to the completion of the Initial term, the Agreement shall automatically extend for an additional one (1) year term. Termination shall not affect the Consultant’s continuing obligations to the Company under Section 4 and 5.

1.3 Position and Duties.

1.3.1 During the Consulting Period, Consultant shall serve as the Company’s Consultant and Advisor and shall have the duties, responsibilities, and authority customary for such a position in an organization of the size and nature of the Company, subject to the Company’s Board of Directors or its designee (collectively, the “Board”) ability to expand, change or limit such duties, responsibilities, and authority in their sole discretion.

1.3.2 Consultant shall report directly to the Board, and Consultant shall devote his best efforts and his full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its subsidiaries, whether currently existing or hereafter acquired or formed and including any predecessor of any such entity (collectively, the “Ludwig Enterprises Companies”). Consultant shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike, and efficient manner.

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ARTICLE 2

COMPENSATION AND BENEFITS

2.1 Base Salary. As full consideration for the Services provided and to be provided by Consultant hereunder, the Company shall compensate Consultant (A) (2,000,000) Two Million of (7,000,000) Seven Million authorized shares of Company Series B Preferred Stock at .001 per share upon execution of this Agreement whereas the consideration received by the Company from the Consultant for the shares are adequate and the shares when issued are fully paid & non-assessable. Shares cannot be converted, transferred or sold without permission of the company’s board of directors (B) ($10,000) Ten Thousand Dollars per month (C) In the event Consultant generates business for Company, then, on any sales resulting therefrom, Consultant shall be entitled to commission equal to 10% of the net proceeds received by Company therefrom on a continuing basis during the term of this agreement and in perpetuity thereafter payable in cash.

2.2 Benefits. During the Consulting Period, Consultant shall be entitled to participate in any Company benefit programs for which Consultants of the Company are generally eligible, including, insurance and health benefits and the Company’s 401(k) plan (collectively, “Benefits”). Consultant recognizes that the Company reserves the right to change its benefits from time to time and the Company’s right to make such changes shall not be restricted by this Agreement. Consultant acknowledges that at this time there are no Company benefit programs.

2.3 Vacation. During the Consulting Period, Consultant shall be entitled to vacation similar to other Consultants of the Company.

2.4 Reimbursement for Business Expenses. During the Consulting Period, the Company shall reimburse Consultant for all reasonable, necessary, and documented expenses incurred by consultant in performing Consultant’s duties for the Company, on the same basis as similarly situated employees generally and in accordance with the Company’s policies as in effect from time to time that have been pre-approved in writing by the Company Board of Directors.

2.5 Withholding. The Company may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required or permitted pursuant to any law or governmental regulation or ruling.

ARTICLE 3

EARLY TERMINATION OF CONSULTING PERIOD

3.1 Termination of Consulting. The Consulting Term and the Consultant’s Consulting hereunder may be terminated by either the Company or the Consultant at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least 15 days advance written notice of any termination of the Consultant’s Consulting. Upon termination of the Consultant’s Consulting during the Consulting Term, the Consultant shall be entitled to the compensation, business expense reimbursement and benefits described in this Article 2 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

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ARTICLE 4

CONFIDENTIAL INFORMATION, PRIOR CONSULTING AGREEMENTS, NON-
SOLICITATION, PROPRIETARY RIGHTS, AND TRADE SECRETS

4.1 Confidential Information. Consultant acknowledges that the invention, innovation, information, observations, and data obtained by him while employed by the Company concerning the business or affairs of the Company (collectively “Confidential Information”) are the property of the Company. Therefore, Consultant agrees that he shall not disclose to any unauthorized person or use for his own purpose any Confidential Information without the prior written consent of the Board other than in a good faith effort to promote the interests of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Consultant’s acts or omissions. Consultant shall deliver to the Company at the termination of the Consulting Period, or at any other time the Board or a committee thereof may request, all memoranda, notes, plans, records, reports, computer files, printouts, software, and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) and/or the business of the Company which he may then possess or have under his control.

Proprietary Rights, Assignment. Consultant acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information (whether or not patentable) which relate to any of the Company’s actual or anticipated business, research and development, or existing or future products or services, real estate strategies, or expansion plans, and which are conceived, developed, or made by Consultant while employed by the Company relative to creation and filing of an mRNA inflammatory patent or the sole property of the Company. This patent will not involve mRNA neuroinflammatory patents or clinical programs measuring neuroinflammatory markers in diseases of the central nervous system (CNS). Peripheral organs outside the CNS will be the focus. The mRNA inflammatory panel will also be used to measure inflammatory responses of people and or animals, in peripheral organ systems outside of the CNS, relative to use of nutritional natural or pharmaceutical synthesized supplements or compounds (“work product”).

4.2       (“Work Product”) belong to the Company. Any copyrightable work falling within the definition of Work Product shall be deemed a “work made for hire” as such term is defined in 17 U.S.C. § 101, and ownership of all right, title, and interest herein shall vest in the Company; Except and provided such work product was not or will not result from utilizing company facilities and or proprietary technologies and or was conceived, discovered, recorded, patented or designed prior to this agreement.

4.2.1	Consultant shall promptly notify the Company in confidence of any Improvements in the “work product” (“improvement(s)”) and shall, and hereby unconditionally and irrevocably does, assign all worldwide rights in the Improvements to the Company. Consultant shall reasonably assist the Company in recording, perfecting, and enforcing the Company’s rights in and to the Improvements. Consultant hereby appoints the Company as its attorney in fact to take any such actions on Consultant’s behalf regarding any of Consultant’s obligations under this Section. Consultant shall not file any patent applications related to the work product without the prior written consent of the Company.

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4.2.2	The “work product” and or “improvement(s)” jointly or severely may be known as the “invention(s)”.

4.3 Prior Consulting Agreements. Consultant represents and warrants to the Company that Consultant is not aware of any agreement containing a noncompetition provision or other restriction with respect to (i) the nature of any services or business which he is entitled to perform or conduct for the Company under this Agreement, or (ii) the disclosure or use of any information which directly or indirectly relates to the nature of the business of the Company or the services rendered by the Consultant under this Agreement.

4.4 Non-Solicitation.

4.4.1 Consultant acknowledges that in the course of his Consulting with the Company, he will become familiar with the Company’s Trade Secrets (defined below) and/or Confidential Information concerning the Company and that his services shall be of special, unique, and extraordinary value to the Company. “Trade Secrets” includes commercially valuable information which is not generally known to the public.

4.4.2 Consultant shall not improperly use or disclose any Trade Secrets and/or Confidential Information belonging to any other employer during Consulting with the Company. Consultant shall also not bring any documents from any prior employer to the Company, including any memorialization of information that includes Trade Secrets and/or Confidential Information belonging to any prior employer. The word “document” means not only a physical piece of paper, but also includes electronic disks, hard drives, “flash” or “thumb” drives, emails or email attachments, or any other storage device or medium. Consultant will use in the performance of his duties only information that is generally known and used by persons with training and experience comparable to his own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

4.4.3 Consultant agrees that for a period of six (6) months following the Termination Date, Consultant will not directly or indirectly recruit or solicit any employee, or independent contractor of the Company or encourage any employee or independent contractor of the Company to leave the Company’s employ or engagement, as the case may be. The parties agree that an advertisement of general solicitation to the general public does not violate this Section 4.4.3.

4.4.4 If, at the time of enforcement of this Article 4, a court shall hold that the duration or scope restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration or scope reasonable under such circumstances shall be substituted for the stated duration or scope and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration and scope permitted by law.

4.4.5 Consultant agrees that (i) all Company Inventions (as defined in Section 4.2) conceived, developed, or reduced to practice during Consulting with the Company will be original works of authorship, invention, development, or discovery and will not incorporate trade secrets of unrelated 3rd parties.

4.4.6 Notwithstanding the above Consultant is permitted to conduct research, development, design, marketing, promotion, patent activities or any other activity that does not directly conflict with the company’s “Trade Secrets”.

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ARTICLE 5

GENERAL PROVISIONS

5.1 Notices. All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified, or registered with return receipt requested, or by hand delivery, or by overnight delivery by a nationally recognized character, in each case to the applicable address set forth below, and any such notice is deemed effectively given with received by the Consultant (or if receipt is refused by the Consultant, when so refused).

If to the Company:

Ludwig Enterprises, Inc.

1749 Victorian Avenue

#C-350

Sparks, Nevada 89431

If to Consultant:

Homeopathic Partners, Inc.

PO Box 971

#350

Reno, Nevada 89504

5.2 Governing Law; Jurisdiction. This Agreement and the legal relations thus created between the parties hereto (including, without limitation, any dispute arising out of or related to this Agreement) shall be governed by and construed under and in accordance with the internal laws of the State of Florida, without reference to its principles of conflict of laws.

5.3 Choice of Law. All issues and questions concerning the construction, validity, enforcement, and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to any choice of law or conflict of law rules or provisions that could cause the applications of the laws of any jurisdiction other than the State of Florida.

5.4 Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties hereto and supersedes and preempts any prior understandings, agreements, or representations between the parties, written or oral, which may have related to the subject matter hereof in any way. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party that are not embodied herein.

5.5 Successor and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Consultant and the Company and their respective successors, heirs, and assigns.

5.6 Amendment. Except as otherwise expressly provided herein, this Agreement may be amended, and any provision hereof may be waived, at any time only by written agreement between the Company (with approval of the Board) and Consultant.

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5.7 Counterparts; Facsimile Signature. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Any party may execute this Agreement by facsimile or electronic signature and the other parties will be entitled to rely upon such facsimile signature as conclusive evidence that this Agreement has been duly executed by such party.

5.8 Headings; Interpretation; Construction. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The term “including”, as used herein, shall mean including without limitation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any provision of this Agreement.

5.9 No Waiver. No failure or delay on the part of the Company or Consultant in enforcing or exercising any right or remedy hereunder shall operate as a waiver thereof.

5.10 Severability. If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, invalid, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

5.11 Mediation and Arbitration. Any dispute arising under this Agreement shall be resolved through a mediation - arbitration approach. The parties agree to select a mutually agreeable, neutral third party to help them mediate any dispute that arises under the terms of this Agreement. Costs and fees associated with the mediation shall be shared equally by the parties. If the mediation is unsuccessful, the parties agree that the dispute shall be decided by a single arbitrator by binding arbitration under the rules of the American Arbitration Association in Palm Beach County, Florida. The decision of the arbitrator shall be final and binding on the parties and may be entered and enforced in any court of competent jurisdiction by either party. The prevailing party in the arbitration proceedings shall be awarded reasonable attorney fees, expert witness costs and expenses, and all other costs and expenses incurred directly or indirectly in connection with the proceedings, unless the arbitrator shall for good cause determine otherwise.

5.12 Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

IN WITNESS WHEREOF, the parties hereto have duly executed this Consulting Agreement as of the day and year first above written.

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LUDWIG ENTERPRISES, INC. (“COMPANY”)

By:

Name:	Anne Blackstone

Title:	CEO

HOMEOPATHIC PARTNERS, INC. (“CONSULTANT”)

By:

Name:	Carl Rubin, CEO

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